EXHIBIT 5.1

April 1, 2014

Far East Energy Corporation

333 N. Sam Houston Parkway East

Suite 230

Houston, TX 77060

Ladies and Gentlemen:

We have acted as special Nevada corporate counsel for Far East Energy Corporation, a Nevada corporation (the “Company”), in connection with a total of 9,500,000 shares of Common Stock, $.001 par value (such 9,500,000 shares being herein referred to as the “Shares”) issuable pursuant to an amendment to the Company’s 2005 Stock Incentive Plan (as amended, the “Plan”). This opinion letter is submitted to you at your request in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission with respect to the issuance of the Shares. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

i.                    The articles of incorporation, bylaws, and the charter of the compensation committee of the board of directors of the Company as are currently in effect.

ii.                  A certificate of the Company as to certain factual matters, including adoption of certain resolutions.

iii.                The Plan.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that any Award Agreements have been or will be duly executed and delivered by the parties and together with the Plan are valid and legally binding on the parties. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.

Emmel & Klegerman PC

Main 702-476-1000 ◦ Fax 702-722-6185 ◦ 8352 West Warm Springs, Suite 310 ◦ Las Vegas, Nevada 89113

www.ekcounsel.com

Far East Energy Corporation

April 1, 2014

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We express no opinion as to the laws of any other state, federal laws of the United States of America, or any other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and will be, when issued and delivered pursuant to the terms of the Plan and the duly authorized applicable Award and Award Agreement and payment or satisfaction of the agreed upon consideration which has been determined by the board of directors of the Company and is in compliance with Nevada law and the Plan, validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMEL & KLEGERMAN PC
EMMEL & KLEGERMAN PC

cc Baker & McKenzie LLP